Exhibit 99.1

January 26, 2016

Liberty Media Corporation Announces Fourth Quarter Earnings Release and Conference Call

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Corporation’s (Nasdaq: LMCA, LMCB, LMCK)  President and Chief Executive Officer, Greg Maffei, will host a conference call to discuss results for the fourth quarter of 2015 on Friday,  February 26th, at 11:30 a.m. (E.S.T.). Following prepared remarks, the company will host a brief Q&A session during which management will accept questions regarding both Liberty Media Corporation and Liberty Broadband Corporation.  During the call, Mr. Maffei may discuss the financial performance and outlook of both companies, the proposed creation of the Liberty Braves Group tracking stock, the Liberty SiriusXM Group tracking stock and the Liberty Media Group tracking stock, as well as other forward looking matters.

Please call ReadyTalk at (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.

In addition, the fourth quarter earnings conference call will be broadcast live via the Internet. All interested participants should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the web cast. Links to the press release and replays of the call will also be available on the Liberty Media website. The conference call and related materials will be archived on the website for one year.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) operates and owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM and Braves Holdings, LLC, its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Media’s existing common stock or Liberty Media’s proposed Liberty Braves Group tracking stock, Liberty SiriusXM Group tracking stock or Liberty Media Group tracking stock. The offer and sale of shares of the proposed tracking stocks will only be made pursuant to an effective registration statement. Liberty Media stockholders and other investors are urged to read the registration statement filed with the SEC regarding the proposed tracking stocks, including the preliminary proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the tracking stocks. Information regarding the directors and executive officers of Liberty Media and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials with respect to the creation of the proposed tracking stocks to be filed with the SEC (a preliminary filing of which has been made with the SEC).

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Media Corporation